SECTOR CAPITAL MANAGEMENT, LLC

                       COMPLIANCE POLICIES AND PROCEDURES



                                     UPDATED
                                  NOVEMBER 2004


                                     REVISED
                                  DECEMBER 2006










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                                MISSION STATEMENT


Sector Capital Management, LLC (SCM) compliance policies and procedures are designed to prevent any violations of the Code of Ethics, client mandated guidelines and restrictions, or any requirements mandated by state and federal laws governing investment advisors. William L Gurner, Chief Compliance Officer, has the responsibility to monitor and detect any violations and enforce and maintain all compliance requirements. These policies and procedures have been approved and adopted in compliance with the requirements of Section 2067(4)-7 of the Investment Advisors Act of 1940 effective December 1, 2006.





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                        1. SUPERVISION/INTERNAL CONTROLS

POLICY
------

SCM has adopted these written policies and procedures which are designed to set standards and internal controls for the firm, its employees, and its businesses and are also reasonably designed to detect and prevent any violations of regulatory requirements and SCM's policies and procedures. Every employee and manager is required to be responsible for and monitor those individuals and departments he or she supervises to detect, prevent and report any activities inconsistent with these procedures, policies, high professional standards, or legal/regulatory requirements.

PROCEDURE
---------

SCM has adopted various written procedures to implement the firm's policy, reviews and internal controls to monitor and insure our supervision policy is observed, implemented properly and amended or updated, as appropriate which may be summarized as follows:

o Adoption and maintenance of a current organization chart reflecting names, titles, responsibilities and supervisory structure.

o Designation of a Chief Compliance Officer responsible for implementing and monitoring SCM's compliance policies and procedures.

o Written statements of policies and procedures and persons responsible for implementing and monitoring SCM's policy.

o Annual review of SCM's policies and procedures by the Chief Compliance Officer and senior management so as to remain current, meet regulatory requirements and be consistent with SCM's business.

o Maintaining appropriate records of SCM's annual review and changes to SCM's policies and procedures.

o Annual written representations by employees as to understanding and abiding by SCM's policies through the Code of Ethics.

RESPONSIBILITY
--------------

Every employee has a responsibility for knowing and following SCM's policies and procedures. Every person in a supervisory role is also responsible for those individuals under his/her supervision. William L Gurner, President and Chief Compliance Officer, has overall supervisory responsibility for SCM.

Kenneth Riffle, as Assistant Compliance Officer, has the overall responsibility for monitoring and detecting any violations and enforcing and maintaining all compliance requirements with SCM's policies and procedures. Possible violations of these policies or procedures will be documented and reported to William Gurner for remedial action.





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                2. PERSONAL SECURITIES TRANSACTIONS AND RECORDS

POLICY
------

SCM's policy allows employees to maintain personal securities accounts provided any personal investing by an employee in any accounts in which the employee has a beneficial interest, including any accounts for any immediate family or household members, is consistent with the firm's fiduciary duty to its clients and consistent with regulatory requirements.

PROCEDURE
---------

SCM has adopted written procedures to implement the firm's policy on personal securities transactions and performs reviews to monitor and insure our policy is observed, implemented properly and amended or updated, as appropriate, which can be summarized as follows:

o Employees are to identify any personal investment account and any accounts in which the employee has a beneficial interest, including any accounts for the immediate family and household members, upon hire, annually thereafter and quarterly after opening any account(s).

o Employees must obtain pre-clearance of all personal securities transactions from the Chief Compliance Officer.

o On a quarterly basis, all employees must report all personal securities transactions within 10 days after quarter-end.

o All personal accounts must be made available online and confirms are to be made available upon request.

o All employees must sign annually an acknowledgement and agreement to comply with our Code of Ethics.

RESPONSIBILITY
--------------

Kenneth  Riffle is  responsible  for the  implementation  and  monitoring of our
policy  on  personal   securities   transactions  and  activities,   procedures,
disclosures and record keeping.

 [FOOTNOTE - SCM USED AT VARIES TIMES OUTSIDE ADVISORS TO MANAGE VARIOUS ECONOMIC SECTORS. CURRENTLY, SCM DOES NOT USE INDEPENDENT ADVISORS, BUT IF WE WERE TO USE SECTOR SPECIALIST IN THE FUTURE THEN VARIES GUIDELINES ARE BUILT INTO OUR POLICIES FOR MONITORING TRANSACTIONS.]